        Exhibit 10.12

May 20, 2021

Randy Kern
[***]

Re: Offer Letter

Dear Randy,

Marqeta, Inc. (the “Company”) is delighted to extend to you this offer to join our team. These are incredibly exciting times at Marqeta and we look forward to having you be part of our future success! The terms of this offer are outlined below.

1.Position. You will perform the duties of Chief Technology Officer reporting to me. You will be based from our Oakland, CA office. This offer is for a full-time, exempt position and we estimate that your start date will be on or about June 7, 2021, and is subject to the completion of your on-boarding documentation (the date you actually commence employment with the Company will be the “Start Date”).

2.Compensation.

a.Salary. You will be paid an annual base salary of $350,000 payable semi-monthly in accordance with the Company’s normal payroll process.

b.Performance Bonus. You are also eligible to receive an annual bonus with a target of 50% of your base salary. Following the end of each calendar year, the Company, in its discretion, will determine to what extent you will be paid a bonus for that year. For any calendar year that you are eligible for a bonus, you must remain employed by the Company through the date it is payable to earn the bonus. If your start date is before October 1, 2021 you will be eligible to receive a pro-rated bonus for 2021 based on the number of full months you were employed by the Company (e.g. if your start date is September 1, 2021, you will receive 4/12th of your annual bonus target). If your start date is October1st or later, you will not be eligible to receive a performance bonus for the calendar year of your hire date.

Your compensation is subject to all normal payroll deductions and required withholdings.

3.Stock Option. It will be recommended to the Company’s Board of Directors that you be granted an option to purchase 2,000,000 shares of the Company’s Common Stock, with an exercise price per share equal to the fair market value of a share of Common Stock on the date of the grant. Subject to any vesting acceleration set forth in this offer letter and the Plan, twenty-five percent (25%) of the shares subject to the option shall vest on the one- year anniversary of your Start Date and the remaining shares subject to the option shall vest in equal monthly installments over the three years thereafter. The provisions of your stock option grant shall otherwise be subject to the provisions of the Company’s standard form of Stock Option Agreement and the Plan.

If the Company adopts an equity grant refresh program for all or substantially all of its executives, the Company shall recommend to its Board of Directors that you be eligible to participate in substantially the same manner as other executives following the one-year anniversary of your Start Date.

In the event you are either (i) terminated by the Company without Cause (as defined in the Plan) or (ii) you resign for Good Reason (as defined below), in either case within three (3) months before or twelve (12) months after the consummation of a Corporate Transaction (as defined in the Plan), then subject to you delivering to the Company or its successor a fully executed and effective general release of claims in favor of the Company or its successor, then 100% of the shares subject to your outstanding equity awards, including the stock option described above, will vest as of the date of such termination.

For purposes of this letter agreement, “Good Reason” means that you have complied with the “Good Reason Process” following the occurrence of any of the following events:

(1)a material diminution in your responsibilities, authority, or duties;

(2)a material diminution in your base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or

(3)a change in geographic location of more than 50 miles at which you provide services to the Company.

For these purposes, “Good Reason Process” means that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.Benefits. You will be eligible to participate in the Company’s standard benefit plans, including, but not limited to, time off, medical, dental, vision and disability insurance coverages. The Company reserves the right to modify at its sole discretion the compensation and benefits plans, as it deems necessary.

5.Expenses. You will be entitled to reimbursement for all reasonable and necessary business- related expenses incurred in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

6.At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. To enable the Company to safeguard its proprietary and confidential information, it is a condition of hire that you sign the enclosed At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the

Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

7.At-Will Employment. Your employment at the Company is “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

8.Background Check and Right to Work. This offer is contingent upon a successful employment verification and background check. The Company reserves the right to rescind its offer of employment before your Start Date based upon information received in the background verification.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

9.Complete Offer and Agreement. This letter, together with your At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of your employment can be made only in writing and signed by you and an authorized executive of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships as needed.

10.Acceptance. This offer will remain open until close of business May 21, 2021. To indicate your acceptance, please sign and date this letter. If you accept our offer, we would like you to start on or before June 7, 2021 or such later date as Marqeta completes and reviews the background check and all other on-boarding documentation is completed. Please note, however, that this offer will be withdrawn (lapse) if any of the conditions referred to in this Offer Letter are not satisfied by the intended commencement date (or such other date as we agree with you) or the results of the background checks are not satisfactory.

Randy, I expect you will make a significant contribution to our success and will enjoy a meaningful career here at Marqeta. We very much look forward to your favorable reply.

Sincerely,

Marqeta, Inc.

/s/ Jason Gardner            May 20, 2021
Jason Gardner

Chief Executive Officer

/s/ Randy Kern            May 20, 2021
Randy Kern    Date